UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 1, 2024

TRONOX HOLDINGS PLC

(Exact Name of Registrant as Specified in Its Charter)

England and Wales	001-35573	98-1467236
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

263 Tresser Boulevard, Suite 1100 Stamford, Connecticut 06901	Laporte Road, Stallingborough Grimsby, North East Lincolnshire, DN40 2PR, UK

(Address of Principal Executive Offices) (Zip Code)

(203) 705-3800
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Ordinary shares, par value $0.01 per share	TROX	NYSE

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement

2024 Refinancing Term Loan Facility

On May 1, 2024, Tronox Finance LLC (the “Borrower”), an indirect subsidiary of Tronox Holdings plc (the “Company”), together with the Company and certain of the Company’s subsidiaries, entered into Amendment No. 4 (the “Amendment”) to the Credit Agreement (as defined below) with the term lenders party thereto and HSBC Bank USA, National Association, as Administrative Agent and Collateral Agent. The Amendment provides the Borrower with a new five-year incremental term loan facility (the “2024 Other Term Facility” and the loans thereunder, the “2024 Other Term Loans”) in an aggregate principal amount of $741,000,000 under its Amended and Restated Credit Agreement, dated as of March 11, 2021 (as amended through the date hereof, the “Credit Agreement”) among the Borrower, the Company, certain of the Company’s subsidiaries, the lenders party thereto from time to time and HSBC Bank USA, National Association, as Administrative Agent and Collateral Agent. The proceeds of the 2024 Other Term Loans were used to refinance in full all of the outstanding amounts of the Existing 2022 Incremental Term Loans and the Existing 2023 Incremental Term Loans (as defined in the Amendment).

The obligations of the Borrower under the 2024 Other Term Facility are guaranteed and secured by the same guarantees and liens under the Credit Agreement prior to the effectiveness of the Amendment. The 2024 Other Term Loans are a separate class of loans under the Credit Agreement, and if the Borrower elects to make an optional payment under the Credit Agreement or is required to make a mandatory prepayment under the Credit Agreement, the Borrower may, in each case, select which class or classes of loans to prepay.

The 2024 Other Term Loans will amortize in equal quarterly installments in an aggregate annual amount equal to 1.0% of the original principal amount of the 2024 Other Term Loans commencing with the second full fiscal quarter after the effective date of the 2024 Other Term Facility. The final maturity of the 2024 Other Term Loans will occur on April 4, 2029. The 2024 Other Term Facility permits amendments thereto whereby individual lenders may extend the maturity date of their outstanding loans upon the Borrower’s request without the consent of any other lender, so long as certain conditions are met. The 2024 Other Term Loans shall bear interest, at the Borrower’s option, at either the base rate or the SOFR rate, in each case plus an applicable margin.  The applicable margin in respect of the 2024 Other Term Loans is 1.75% per annum for base rate loans or 2.75% per annum for SOFR rate loans.

The 2024 Other Term Facility contains the same negative covenants applicable to the term loans outstanding under the Credit Agreement immediately prior to the effectiveness of the Amendment, which covenants, subject to certain limitations, thresholds and exceptions, limit the Company and its restricted subsidiaries to (among other restrictions): incur indebtedness; grant liens; pay dividends and make subsidiary and certain other distributions; sell assets; make investments; enter into transactions with affiliates; and make certain modifications to material documents (including organizational documents).

The 2024 Other Term Facility also contains the same representations and warranties, affirmative covenants and events of default applicable to the term loans outstanding under the Credit Agreement immediately prior to the effectiveness of the Amendment. If an event of default occurs under the 2024 Other Term Facility, then a majority of the lenders through the administrative agent, may (a) declare the 2024 Other Term Loans (and all other loans) to be immediately due and payable and/or (b) foreclose on the collateral securing the obligations under the Credit Agreement.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.
(d)    Exhibits.
Exhibit No.	Description
10.1
Amendment No. 4 to Amended and Restated Credit Agreement, dated as of May 1, 2024, with the term lenders party thereto and HSBC Bank USA, National Association, as administrative agent and collateral agent.

104	Inline XBRL for the cover page of this Current Report on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRONOX HOLDINGS PLC

Date: May 1, 2024	By:	/s/ Jeffrey Neuman
		Name:	Jeffrey Neuman
		Title:	Senior Vice President, General Counsel and Secretary